Exhibit 10.4

AMENDMENT TO OFFER LETTER

THIS AMENDMENT dated January 3, 2004 (the “Amendment”) shall amend the offer letter dated December 17, 2001 (the “Offer Letter”) by and between Redback Networks Inc., a Delaware corporation (the “Company”), and Joel Arnold (“Mr. Arnold”).

WHEREAS, the parties previously entered into a verbal modification to the Offer Letter on July 21, 2003 to reflect Mr. Arnold’s new position at the Company as the Senior Vice President of Strategy and Marketing (the “Verbal Modification”);

WHEREAS, the parties hereto wish to amend the Offer Letter to memorialize the Verbal Modification and reflect Mr. Arnold’s new change in control provision applicable to his stock option grant;

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and agreed, the parties hereto agree to the following modifications to the Offer Letter:

1.	The Verbal Modification included the following amendments and modifications to the Offer Letter and are memorialized herein:

A.	Position. This section is deleted in its entirety and replaced with the following:

You will serve in a full-time capacity as Senior Vice President of Strategy and Marketing effective July 21, 2003.

B.	Compensation. Paragraphs A, B and C of this section are deleted in their entirety and replaced with the following:

Beginning on July 21, 2003, you will be paid an annual salary of $250,000.00, payable in accordance with the Company’s standard payroll practices for salaried employees. During 2003, you will remain on your current commission plan as of the date of this Amendment. Beginning on January 1, 2004, you will no longer be eligible for or receive a commission/bonus as part of your compensation.

Salary and Bonus/Commission plans will be subject to adjustment pursuant to the Company’s employee compensation policies on a periodic basis

C.	Location. The following section is added after the section entitled Period of Employment and before the section entitled Outside Activities:

Location of Job Duties. As of July 21, 2003, you have the right to work and reside in Seattle, WA provided you agree to travel to San Jose, CA on an as needed basis in order to fulfill duties related to your position and employment at the Company.

2.	The following amendment to the Offer Letter is in effect as of the date of this Amendment:

A.	Option Agreement. The first sentence of this section is deleted in its entirety and replaced with the following:

Effective as of January 3, 2004, in the event (i) a Change in Control occurs (as defined by Company’s 1999 Stock Incentive Plan) and (ii) within twelve (12) months following such Change in Control, either (A) your service with Company is involuntarily terminated without cause, or (B) you terminate your employment as a result of an involuntary reduction in the nature or scope of your services to the Company (including a material reduction in your employment responsibilities), you will receive an additional twelve (12) months’ accelerated vesting of your stock option grant.

For purposes of greater clarity, your right to continue receiving your base pay for a period of twelve (12) months after your termination following a Change in Control remains unchanged and in full force and effect as detailed in the last two sentences of the section entitled Option Agreement.

3.	Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Offer Letter.

4.	This Amendment and the Offer Letter constitute the entire agreement relating to the subject matter hereof, and the Offer Letter, including the “AT WILL” nature of your employment as set forth in the section Period of Employment of the Offer Letter, shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

Redback Networks Inc.

Name: Kevin DeNuccio
Title: President and CEO

Joel Arnold